Exhibit 10.8

AMENDED PROMISSORY NOTE

US$185,227.00	Tampa, Florida

August 15, 2011

FOR VALUE RECEIVED, AVENUE EXCHANGE CORP., a Delaware corporation (the “Maker”), hereby promises to pay to the order of Mark E. Astrom (the “Payee”), on the Maturity Date (as that term is hereinafter defined) at 2202 North West Shore Blvd., Tampa, FL 33607, in accordance with the terms herein set forth, the principal amount of ONE HUNDRED EIGHTYFIVE THOUSAND TWO HUNDRED TWENTY-SEVEN AND 00/100 DOLLARS (US$185,227.00), together with accrued and unpaid interest thereon. As used herein, the term “Maturity Date” shall mean the date which is one (1) year after the date hereof. This Promissory Note is issued by the Maker (A) in consideration of (i) the extinguishment of all indebtedness of the Maker to Payee on the date hereof, including, without limitation, the amount of $288,706.00, which is recorded on the balance sheet of the Payee as at September 30, 2010, as “Related Party Payable,” and (ii) the surrender for cancellation of a certificate representing one (1) share of the Series A Preferred Stock of the Maker, registered in the name of Payee. and (B) in satisfaction of the condition precedent to the obligations of the Maker set forth in Section 5.3(k) of that certain Agreement and Plan of Merger, dated as of May 1, 2011, by and among the Payee, EYES ENTERPRISES, INC., a Delaware corporation and the wholly-owned subsidiary of Payee (“Enterprises”), and the Maker.

1. This Promissory Note shall bear interest at the rate of fifty-five hundredths of one percent (0.55%) per annum unless and until the occurrence of an Event of Default (as defined below) occurs. After an Event of default, this Promissory Note shall bear interest at a floating rate of interest which shall be ten (10) percentage points over the rate of interest announced from time to time by Citibank, N.A. as the rate of interest that it charges to its most creditworthy commercial customers. Interest shall be computed on the basis of a 360-day year of twelve 30-day months and shall accrue and be payable on the Maturity Date. Interest shall be compounded annually after an Event of Default, but shall not be compounded prior thereto.

2. The full principal amount of this Promissory Note, together with accrued interest thereon, shall be due on the Maturity Date.

3. Payment under this Promissory Note shall be in lawful money of the United States and in immediately available funds in accordance with the written instructions of Payee. In the absence of such instructions, the Maker shall make the payment by check timely delivered to Payee at its address set forth above.

4. This principal amount of this Promissory Note and all accrued by unpaid interest thereon may be prepaid, in whole or in part, at any time by Maker without penalty or premium. Partial prepayments shall be applied first to accrued and unpaid interest and then to principal.

5. The Maker will not, and will not permit any of its subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Maker or any such subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom (whether or not provision is made for the equal and ratable securing of the Promissory Notes in accordance with the next paragraph of this Section 5, or assign or otherwise convey any right to receive income or profits, except for (A) any Lien for taxes, assessments or other governmental charges which are not yet due and payable and (B) any Lien created to secure all or any part of the purchase price, or to secure indebtedness incurred or assumed to pay all or any part of the purchase price, of personal property acquired by the Maker or a subsidiary of Maker after the date of this Promissory Note, provided that (i) any such Lien shall extend solely to the property so acquired and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired property (or improvement thereon), (ii) the principal amount of the indebtedness secured by any such Lien shall at no time exceed an amount equal to the fair market value (as determined in good faith by the board of directors of the Maker) of such property (or improvement thereon) at the time of such acquisition, and (iii) any such Lien shall be created contemporaneously with, or within 10 days after, the acquisition of such property.

If, notwithstanding the prohibition set forth in the previous paragraph, the Maker shall, or shall permit any of its subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien, other than those permitted by the previous sentence, it will make or cause to be made effective provision whereby this Promissory Note will be secured equally and ratably with any and all other obligations thereby secured, such security to be pursuant to agreements reasonably satisfactory to the Payee and, in any such case, this Promissory Note shall have the benefit, to the full extent that, and with such priority as, the Payee may be entitled under applicable law, of an equitable Lien on such property.

As used in this Agreement, the term “Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of the Maker or any subsidiary of the Maker under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of the Maker or any subsidiary of the Maker.

6. The Maker covenants that it shall not dispose of or agree to dispose of any of the shares of the common stock of Enterprises owned by it, shall not issue or agree to issue any of its common stock to any person and shall not issue any security or other instrument that may be converted into such common stock.

7. Maker waives demand, presentment, protest and notice of any kind and consents to the extension of time for payments or other indulgence with respect to this Promissory Note, all without notice.

8. If an Event of Default occurs and is continuing, Payee may, by written notice given to Maker, declare the principal of and accrued interest on this Promissory Note to be due and payable immediately; provided, however, that upon the occurrence of any Event of Default described in Section 9(c) or 9(e), the principal of and accrued interest on this Promissory Note shall automatically become due and payable immediately without the requirement notice or any other action on the part of the Payee. In the event that any action is commenced by Payee to enforce his rights under this Promissory Note and Payee prevails in such action, Maker shall reimburse Payee for Payee’s costs and expenses, including, without limitation, reasonable legal fees, incurred in connection therewith.

9. The term “Event of Default” means the occurrence of any one or more of the following:

(a) the Maker shall fail to make any payment of principal or interest on the Payment Date, and such failure shall continue unremedied for a period of five (5) days after written notice from Payee;

(b) the Maker shall fail to comply with any of its other obligations under this Promissory Note, other than its obligations under Section 5, and such default shall continue unremedied for a period of fifteen (15) days after written notice from Payee, provided, however, that in the event that such default cannot with diligence be cured within said period, the Payee shall have such period as is reasonable to cure such default;

(c) the Maker or any subsidiary of Maker, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) shall commence a voluntary case; (ii) shall become subject to an involuntary case which is not withdrawn, discharged or stayed within sixty (60) days after the commencement thereof; (iii) shall consent to the appointment of a Custodian (as hereinafter defined) for the Maker or such subsidiary or for a substantial portion of Maker’s or such subsidiary’s property; (iv) shall become subject to the appointment of a Custodian for the Maker or such subsidiary or for a substantial portion of the Maker’s of such subsidiary’s property, which appointment is not withdrawn, discharged or stayed within sixty (60) days after the appointment thereof; or (v) makes a general assignment for the benefit of Maker’s or such subsidiary’s creditors;

(d) the Maker permits any Lien prohibited by Section 5 to be created, incurred or assumed, or to exist, whether or not provision is made for an equal and ratable Lien pursuant to said Section 5; or

(e) the Maker shall contravene its covenant set forth in Section 6.

The term “Bankruptcy Law” means Title 7, Title 11 or Title 13 of the United States Code or any similar federal or state law for the relief of debtors and the term “Custodian” means any receiver, trustee, assignee, liquidator or similar official acting, appointed or empowered under any Bankruptcy Law.

10. In no event whatsoever shall the amount of interest paid or agreed to be paid to Payee exceed the maximum amount permissible under applicable law. If Payee shall receive as interest, an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal amount outstanding under this Promissory Note (without prepayment premium or penalty).

11. This Promissory Note may be assigned, transferred, sold or pledged by the Payee without the prior written consent of the Maker. This Promissory Note shall be binding upon the Maker and its successors and inure to the benefit of Payee and Payee’s heirs, executors, administrators and permitted assigns. If any term of this Promissory Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby. This Promissory Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged therewith. No delay, failure or omission by the Payee or any subsequent holder in respect of the exercise of any right or remedy granted hereunder or allowed by law to the Payee or other holder shall constitute a waiver of the right to exercise the same at any future time or in the same or other circumstances.

12. This Promissory Note shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law. The Maker by the execution of this Promissory Note and the Payee by acceptance hereof:

a. irrevocably consents and submit to the jurisdiction of the Courts of the State of Florida and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Promissory Note or the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute arising out of the relationship between the Maker and the Payee or the conduct of such persons in connection with this Promissory Note or otherwise shall be heard only in the courts described above; and

b. WAIVES TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO
ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PROMISSORY NOTE.

13. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, to the person to whom it is directed at its address specified below, or such other address as such person may hereinafter specify by notice:

If to Maker, to:

2202 North West Shore Blvd.
Tampa, FL 33607

If to the Payee, at his address written above.

14. If one or more provisions of this Promissory Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Promissory Note, and the balance of this Promissory Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

15. The obligations of the Maker under this Promissory Note are secured by a Pledge Agreement, of even date herewith, by and between the Payee and the Maker.

16. This Promissory Note reflects the amendment of a Promissory Note, dated May 1, 2011, in the principal amount of $473,933.65, given by the Maker in favor of the Payee, pursuant to an Agreement of even date herewith between the Maker and the Payee, and gives effect to all payments heretofore paid by the Maker on the principal amount thereof. This Promissory Note has been delivered pursuant to said Agreement.

IN WITNESS WHEREOF, the Maker has executed this Promissory Note as of the date first above written.

EYES ON THE GO, INC.

By:	/s/ Christopher Carey
Christopher Carey
President

5